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                                                                  EXHIBIT 5.1


[COOLEY GODWARD LLP LETTERHEAD]



October 15, 1996


Amylin Pharmaceuticals, Inc.
9373 Towne Centre Drive
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Amylin Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), and the public offering of up to 1,725,000 shares of the Company's common stock, including 225,000 shares issuable upon exercise of an over-allotment option by the underwriters (collectively, the "Shares").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed that the Shares will be sold at a price authorized by the Board of Directors of the Company or a Pricing Committee of the Board.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


COOLEY GODWARD LLP


By:   /s/ Thomas A. Coll
   ----------------------------
          Thomas A. Coll